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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K
                                 Current Report
     Pursuant to Section 13 or 15 (d)of the Securities Exchange Act of 1934

Date of Report October 16, 1996                   Commission file number 0-10661
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                                TRICO BANCSHARES
             (Exact name of registrant as specified in its charter)


            California                                               94-2792841
(State or other jurisdiction                                   (I.R.S. Employer
incorporation or organization)                               Identification No.)

                 15 Independence Circle, Chico, California 95973
               (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code                  916/898-0300


(Former name, former address and former fiscal year, if changed since last report)


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Item 2.  Acquisition of Assets

On October 16, 1996 TriCo Bancshares, Chico, California acquired Sutter Buttes Savings Bank, F.S.B. of Yuba City, California. On the date of acquisition Sutter Buttes Savings Bank was merged with and into Tri Counties Bank, the sole subsidiary of TriCo Bancshares. The Acquisition Agreement set the purchase price at $3,896,000 to be adjusted for income and certain other specified events occurring between March 31, 1996 and the date of closing. The final purchase price totaled $4,170,629. Shareholders of Sutter Buttes common stock will receive approximately $2,036,118 or 49% in cash and 102,868 common shares of TriCo Bancshares with a value of $2,134,511 based on a $20.75 average closing market price of TriCo stock for the ten days preceding the closing date.

At close of business on the closing date, Sutter Buttes had assets totaling $64,210,000, loans of $60,815,000, deposits of $56,023,000 and shareholders'
equity of $3,449,000. On September 30, 1996 TriCo had assets totaling $621,039,000, deposits of $525,000,000 and shareholders' equity of $56,057,000.

Item 7.  Financial Statements and Exhibits

Preparation of financial statements as required to be filed in connection with the acquisition have been delayed due to the resignation of Sutter Buttes' chief financial officer. Required financial statements will be filed when available and not later than 60 days from the date of this filing.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                TRICO BANCSHARES

Date     October 23, 1996                        /s/        Robert M. Stanberry
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                                                         Vice President and CFO